Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-210313

and 333-210313-03

FRONTIER FUNDS

(a Delaware statutory trust)

Prospectus Supplement

to

Prospectus And Disclosure Document

Dated April 29, 2016

The following information amends the disclosure in the Prospectus and Disclosure Document dated as of April 29, 2016, as supplemented from time to time (the “Prospectus”). If any statement in this supplement conflicts with a statement in the Prospectus, the statement in this supplement controls. Capitalized terms not defined herein will have the meaning ascribed to such term in the Prospectus.

Frontier Fund Management, LLC

Managing Owner

DATED September 25, 2019

FRONTIER FUNDS

FRONTIER LONG/SHORT COMMODITY FUND

Supplement dated September 25, 2019 to the Prospectus and Disclosure Document dated as of April 29, 2016, as supplemented from time to time

Effective September 20, 2019, Frontier Fund Management, LLC, the managing owner of the Registrant, removed Red Oak Commodity Advisors, Inc (“Red Oak”), a major commodity trading advisor for the Frontier Long/Short Commodity Fund. Red Oak was accessed through the Galaxy Plus Managed Account platform.

Accordingly,

1.	The table under the heading “The Series of Frontier Funds at a Glance” is hereby deleted in its entirety and replaced with the following:

The Series of Frontier Funds at a Glance

Series	Trading/Galaxy Plus Platform Commodity Pools/Reference Programs

Frontier Long/Short Commodity	Major Commodity Trading Advisors, Galaxy Plus Platform Commodity Pools and/or Reference Programs

	Emil van Essen LLC	Multi-Strategy Program (accessed via Galaxy Plus Fund – Emil Van Essen STP Feeder Fund (516) LLC)
	JE Moody & Company LLC	JEM Commodity Relative Value Program
	Quest Partners LLC	Quest Fixed Income Tracker Index (accessed via Galaxy Plus Fund – Quest FIT Feeder Fund (531) LLC)
	Rosetta Capital Management, LLC	Rosetta Trading Program (accessed via Galaxy Plus Fund – LRR Feeder Fund (522) LLC)
	Welton Investment Partners, LLC	Welton GDP Program (accessed via Galaxy Plus Fund – Welton GDP Feeder Fund (538) LLC)

Non-Major Commodity Trading Advisors, Galaxy Plus Platform Commodity Pools and/or Reference Programs

	Landmark Trading Company	Landmark Trading Program (accessed via Galaxy Plus Fund – LRR Feeder Fund (522) LLC)

2.	The section opposite the heading “SUMMARY—The Series—Frontier Long/Short Commodity Fund” is hereby deleted in its entirety and replaced with the following:

The current major commodity trading advisors, including those advising commodity pools on the Galaxy Plus Managed Account Platform and/or reference programs for the Frontier Long/Short Commodity Fund are:

●	Emil Van Essen, LLC

●	JE Moody & Company, LLC

●	Quest Partners, LLC

●	Rosetta Capital Management, LLC

●	Welton Investment Partners, LLC

3.	The first paragraph and the accompanying table under the heading “Allocation of Assets among Trading Advisors and Commodity Pools” are hereby deleted in their entirety and replaced with the following:

As of September 23, 2019, the allocation of the assets of the Frontier Long/Short Commodity Fund between the trading advisors was as follows (however, the actual allocation among trading advisors for the Frontier Long/Short Commodity Fund will vary based on the relative trading performance of the trading advisors and/or reference programs, and the managing owner may otherwise vary such percentages from time to time in its sole discretion):

Advisor	Allocation as of September 23, 2019 (expressed as a percentage of aggregate notional exposure to commodity trading programs)
Emil van Essen LLC (accessed via Galaxy Plus Fund – Emil Van Essen STP Feeder Fund (516) LLC)	15%
JE Moody & Company LLC	18%
Landmark Trading Company (accessed via Galaxy Plus Fund – LRR Feeder Fund (522) LLC)	10%
Rosetta Capital Management, LLC (accessed via Galaxy Plus Fund – LRR Feeder Fund (522) LLC)	37%
Welton Investment Partners, LLC (accessed via Galaxy Plus Fund – Welton GDP Feeder Fund (538) LLC))	20%

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